CARMAX REPORTS FOURTH QUARTER
AND FISCAL YEAR 2009 RESULTS

Richmond, Va., April 2, 2009 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2009.

▪	Total sales decreased 28% to $1.47 billion from $2.04 billion in the fourth quarter of fiscal 2008. For the fiscal year, total sales decreased 15% to $6.97 billion from $8.20 billion in fiscal 2008.

▪	Comparable store used unit sales declined 26% for the fourth quarter and 16% for the fiscal year.

▪	Total used unit sales decreased 21% in the fourth quarter and 8% for the fiscal year.

▪	For the fourth quarter, the company reported net earnings of $37.5 million, or $0.17 per share, in fiscal 2009 compared with $21.8 million, or $0.10 per share, in fiscal 2008.
•	In last year’s fourth quarter, CarMax Auto Finance (CAF) income was reduced by $0.09 per share for adjustments primarily related to loans originated in previous quarters.

▪	For the year, net earnings were $59.2 million, or $0.27 per share, in fiscal 2009 compared with $182.0 million, or $0.83 per share, in fiscal 2008.
•	CAF income was reduced by $0.23 per share in fiscal 2009 and $0.03 per share in fiscal 2008 for adjustments primarily related to loans originated in prior years.

Fourth Quarter Business Performance Review

Sales.  “Once again, the most significant factor affecting our sales was a sharp decline in customer traffic compared with the prior year,” said Tom Folliard, president and chief executive officer.  We estimate that traffic declined nearly as much as our 26% decrease in comparable store used unit sales, while our conversion rate slipped slightly.  Our used vehicle average selling price decreased 7% versus the prior year’s quarter primarily reflecting our lower vehicle acquisition costs.  While the weak economy was the largest factor in the comparable store sales decline, we believe that our lean inventory levels and a decrease in the percentage of sales financed by CAF were also modest contributors to the lower sales.  Our data indicates that while we experienced a small decline in our share of the late-model used vehicle market for the quarter, we gained market share for the full year.  We believe that our superior consumer offer will allow us to continue to gain share over the long term.

Given the unprecedented rate of decline in industry wholesale prices for virtually all vehicle classes that occurred during the third quarter and into the early portion of the fourth quarter, together with the lack of future visibility, we felt it was prudent to maintain lower-than-normal inventory levels.  We believe this contributed modestly to the decline in comparable store sales.

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As previously announced, beginning last fall, we chose to temporarily route more credit applications directly to our third-party finance providers in order to slow the use of capacity in the CAF warehouse facility.  We also moderately tightened CAF lending standards during the fourth quarter.  Together, these actions reduced the percentage of our unit sales financed by CAF by several percentage points compared with the fourth quarter of last year.  The CAF origination channel has historically generated some incremental sales, and we therefore believe the decrease in the percentage of sales financed by CAF contributed modestly to our decline in comparable store sales.

Our total wholesale unit sales declined 27% compared with the fourth quarter of fiscal 2008.  The decline reflected both the reduction in our customer traffic flow and a decrease in our appraisal buy rate.  We believe the buy rate was adversely affected throughout the year by the lower wholesale values.

Compared with the fourth quarter of last year, other sales and revenues declined 8%.  Extended service plan revenues declined 10%.  Service department sales increased 9%.  Third-party finance fees decreased 54% due to a combination of factors including the reduction in retail vehicle sales, a shift in mix among providers and a previously reported change in discount arrangements with certain of the providers.

Gross Profit.  Total gross profit decreased by $26.8 million, or 10%, to $230.3 million primarily due to the significant decline in used and wholesale unit sales.  However, our gross profit dollars per used unit increased substantially, by $325 to $2,040 per unit compared with $1,715 per unit in last year’s fourth quarter.  The improvement resulted from a combination of factors.  In part, it reflected the below-average gross profit per unit generated in the prior year’s fourth quarter.  It also reflected a continuation of the unprecedented rate of depreciation in wholesale industry prices through the end of the calendar year, followed by a record rate of appreciation in January and February.  This shift allowed us to temporarily optimize gross profit per unit during a period when we were already able to provide compelling values to consumers.  Despite the reduction in sales, we were able to modestly increase our used vehicle inventory turns in the fourth quarter of fiscal 2009 compared with the prior year period.

Wholesale gross profit per unit increased $73 to $882 per unit compared with $809 per unit in the fourth quarter of fiscal 2008.  We experienced a record dealer-to-car ratio at our auctions in this year’s fourth quarter, with the resulting price competition among bidders contributing to the strong wholesale profit per unit.  We typically experience our strongest wholesale gross profit per unit in the fourth quarter, as this generally coincides with peak seasonal demand for older, higher mileage vehicles.

CarMax Auto Finance.  CAF reported income of $28.0 million compared with a loss of $1.0 million in the fourth quarter of fiscal 2008.  We made no material adjustments resulting from changes in valuation assumptions during the fourth quarter of fiscal 2009.  In the fourth quarter of the prior fiscal year, CAF results were reduced by unfavorable adjustments and higher funding costs totaling $31.4 million, or $0.09 per share, primarily related to loans originated in previous fiscal periods.

The CAF gain on loans originated and sold declined to $15.8 million compared with $21.0 million in the prior year’s quarter.  CAF’s loan origination volume was adversely affected by the decreases in our unit sales and average selling price, as well as the decrease in the percentage of sales financed by CAF.

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SG&A.  In the fourth quarter of fiscal 2009, selling, general and administrative expenses fell to $196.7 million, or 13.4% of total revenues, from $219.9 million, or 10.8% of total revenues, in the prior year quarter, despite the 12% increase in our store base during fiscal 2009.  The SG&A reductions primarily reflected decreases in variable selling expenses, as well as our efforts to curb store and corporate overhead costs, including payroll and advertising.  Our total number of associates declined to approximately 13,000 as of the end of fiscal 2009 from a peak of approximately 16,400 in May 2008.  The fiscal 2009 fourth quarter SG&A expense also reflected reductions in growth-related costs, including pre-opening and relocation costs, resulting from our suspension of store growth.  The increase in SG&A as a percent of revenues was mainly the result of the significant declines in comparable store used unit sales and average selling price.

Credit Facilities.  As of February 28, 2009, we had $308.5 million outstanding under the revolving credit facility and $140.6 million in cash and cash equivalents.  As of the prior year end, we had $300.2 million outstanding under the revolver and $13.0 million of cash and cash equivalents.  As of February 28, 2009, based on then-current inventory levels, we had additional borrowing capacity of $227.7 million under the revolving credit facility, which expires in December 2011.

As of February 28, 2009, $1.215 billion of auto loan receivables were outstanding in the warehouse facility and unused warehouse capacity totaled $185 million.

Superstore Openings.  During the fourth quarter, we expanded our presence in the Washington, D.C. market with a superstore in Potomac Mills, Virginia.  Construction on this store was already underway in December when we announced our plan to temporarily suspend store growth.  For the fiscal year, we opened 11 superstores, expanding our presence in 5 existing markets and opening stores in 5 new markets.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended February 28 or 29 (1)			Fiscal Year Ended February 28 or 29 (1)
	2009	2008	Change	2009	2008	Change
Used vehicle sales	$1,228.7	$1,679.5	(26.8)%	$5,690.7	$6,589.3	(13.6)%
New vehicle sales	44.5	76.2	(41.6)%	261.9	370.6	(29.3)%
Wholesale vehicle sales	137.2	223.9	(38.7)%	779.8	985.0	(20.8)%
Other sales and revenues:
Extended service plan revenues	31.7	35.2	(10.0)%	125.2	132.4	(5.5)%
Service department sales	25.5	23.4	8.7%	101.2	96.0	5.4%
Third-party finance fees, net	2.9	6.4	(54.4)%	15.3	26.1	(41.6)%
Total other sales and revenues	60.1	65.0	(7.6)%	241.6	254.6	(5.1)%
Net sales and operating revenues	$1,470.5	$2,044.6	(28.1)%	$6,974.0	$8,199.6	(14.9)%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of operations and may not sum due to rounding.

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CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended February 28 or 29		Fiscal Year Ended February 28 or 29
	2009	2008	2009	2008
Comparable store vehicle sales:
Used vehicle units	(26)%	3%	(16)%	3%
New vehicle units	(41)%	(9)%	(25)%	(11)%
Total units	(27)%	3%	(17)%	2%

Used vehicle dollars	(32)%	2%	(21)%	3%
New vehicle dollars	(42)%	(10)%	(26)%	(11)%
Total dollars	(32)%	1%	(21)%	2%

Total vehicle sales:
Used vehicle units	(21)%	13%	(8)%	12%
New vehicle units	(41)%	(20)%	(28)%	(17)%
Total units	(22)%	12%	(9)%	10%

Used vehicle dollars	(27)%	11%	(14)%	12%
New vehicle dollars	(42)%	(20)%	(29)%	(17)%
Total dollars	(27)%	10%	(14)%	10%

Retail Vehicle Sales Mix
	Three Months Ended February 28 or 29		Fiscal Year Ended February 28 or 29
	2009	2008	2009	2008
Vehicle units:
Used vehicles	98%	97%	97%	96%
New vehicles	2	3	3	4
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	96%	96%	96%	95%
New vehicles	4	4	4	5
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended February 28 or 29		Fiscal Year Ended February 28 or 29
	2009	2008	2009	2008
Used vehicles	77,628	98,403	345,465	377,244
New vehicles	1,872	3,176	11,084	15,485
Wholesale vehicles	37,489	51,256	194,081	222,406

Average Selling Prices
	Three Months Ended February 28 or 29		Fiscal Year Ended February 28 or 29
	2009	2008	2009	2008
Used vehicles	$15,666	$16,915	$16,291	$17,298
New vehicles	$23,656	$23,862	$23,490	$23,795
Wholesale vehicles	$3,548	$4,256	$3,902	$4,319

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CarMax, Inc.

Selected Operating Ratios
(In millions)	Three Months Ended February 28 or 29				Fiscal Year Ended February 28 or 29
	2009	% (1)	2008	% (1)	2009	% (1)	2008	% (1)

Net sales and operating revenues	$1,470.5	100.0%	$2,044.6	100.0%	$6,974.0	100.0%	$8,199.6	100.0%
Gross profit	$230.3	15.7%	$257.1	12.6%	$968.2	13.9%	$1,072.4	13.1%
CarMax Auto Finance income (loss)	$28.0	1.9%	$(1.0)	--	$15.3	0.2%	$85.9	1.0%
Selling, general, and administrative
expenses	$196.7	13.4%	$219.9	10.8%	$882.4	12.7%	$858.4	10.5%
Operating profit (EBIT) (2)	$61.5	4.2%	$36.3	1.8%	$101.1	1.4%	$300.7	3.7%
Net earnings	$37.5	2.6%	$21.8	1.1%	$59.2	0.8%	$182.0	2.2%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended February 28 or 29				Fiscal Year Ended February 28 or 29
	2009		2008		2009		2008
	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)	$/unit (1)	% (2)
Used vehicle gross profit	$2,040	12.9%	$1,715	10.1%	$1,865	11.3%	$1,878	10.8%
New vehicle gross profit	$726	3.0%	$813	3.4%	$814	3.4%	$994	4.2%
Wholesale vehicle gross profit	$882	24.1%	$809	18.5%	$837	20.8%	$794	17.9%
Other gross profit	$473	62.6%	$436	68.1%	$427	63.0%	$437	67.5%
Total gross profit	$2,897	15.7%	$2,531	12.6%	$2,715	13.9%	$2,731	13.1%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

CAF Income
(In millions)	Three Months Ended February 28 or 29		Fiscal Year Ended February 28 or 29
	2009	2008	2009 (1)	2008 (1)
Gain on sales of loans originated and sold	$15.8	$21.0	$46.5	$58.1
Other losses	(1.0)	(31.4)	(81.8)	(9.6)
Total gain (loss)	14.9	(10.4)	(35.3)	48.5
Servicing fee and interest income	23.7	18.4	89.6	70.7
Direct CAF expenses	10.6	8.9	39.1	33.3
CarMax Auto Finance income (loss)	$28.0	$(1.0)	$15.3	$85.9

Loans originated and sold	$369.8	$590.4	$1,930.2	$2,430.8
Gain on sales of loans originated and sold as a percentage of loans originated and sold	4.3%	3.6%	2.4%	2.4%

(1)
To the extent we recognize valuation or other adjustments related to loans originated and sold during previous quarters of the same fiscal year, the sum of amounts reported for individual quarters may not equal the amounts reported for the corresponding full fiscal year.

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CarMax, Inc.

Earnings Highlights
(In millions except per share data)	Three Months Ended February 28 or 29			Fiscal Year Ended February 28 or 29
	2009	2008	Change	2009	2008	Change
Net earnings	$37.5	$21.8	71.9%	$59.2	$182.0	(67.5)%
Diluted weighted average shares outstanding	220.0	220.8	(0.4)%	220.5	220.5	--
Net earnings per share	$0.17	$0.10	70.0%	$0.27	$0.83	(67.5)%

Expectations for Fiscal Year Ending February 28, 2010

Fiscal 2010 Capital Expenditures.  As previously announced, we have temporarily suspended our store growth as a result of the weak economic and sales environment.  At the date we announced the suspension, we had three stores under construction in Augusta, Georgia; Cincinnati, Ohio; and Dayton, Ohio.  These stores have been completed, but they will not be opened until market conditions improve.  Until we resume store growth, capital spending will be incurred primarily for maintenance capital items.  Based on the relatively young average age of our store base, maintenance capital has represented a very small portion of our total capital spending in recent years.  We currently estimate gross capital expenditures of approximately $20 million in fiscal 2010, down from $185.7 million in fiscal 2009.

Fiscal 2010 Outlook.  “As a result of the unprecedented declines in traffic and sales and the continuing volatility in the asset-backed securitization markets, we do not believe we can make a meaningful projection of fiscal 2010 sales or earnings,” said Folliard.  However, assuming that sales trends do not improve from fourth quarter levels and given all of the uncertainties in the economy, we would anticipate a double-digit decline in comparable store used unit sales in fiscal 2010, particularly early in the year.

Recent credit spreads in the public asset-backed securitization market have been significantly higher than the spreads implicit in our warehouse facility.  As a result, we estimate CAF income will be reduced by incremental funding costs of between $50 million and $85 million before taxes, or $0.14 to $0.24 per share, upon the refinancing of the $1.215 billion that was in the warehouse facility at the end of fiscal 2009.

Absent further substantial deterioration in sales and earnings, and given the assumptions set forth above, we believe we will remain in compliance with our financial covenants in fiscal 2010.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 2, 2009.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 64975877.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on April 2, 2009 through June 18, 2009.  A telephone replay also will be available through April 9, 2009, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 64975877.

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CarMax, Inc.

First Quarter Fiscal 2010 Earnings Release Date

We currently plan to release first quarter sales and earnings on Friday, June 19, 2009, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in June 2009.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2009 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., we currently operate 100 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 28, 2009, we retailed 345,465 used cars and sold 194,081 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in the general U.S. or regional U.S. economy.
•
Changes in the availability or cost of capital and working capital financing, including the availability or cost of long-term financing to support our geographic growth and the availability or cost of financing auto loan receivables.

•	Changes in consumer credit availability related to our third-party financing providers.
•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory and legislative environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Adverse conditions affecting one or more domestic-based automotive manufacturers.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	Our inability to acquire or lease suitable real estate at favorable terms.
•	The occurrence of certain other material events.

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CarMax, Inc.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4287.  We disclaim any intent or obligation to update our forward-looking statements.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended February 28 or 29						Fiscal Year Ended February 28 or 29
	2009	%	(1)	2008	%	(1)	2009	%	(1)	2008	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,228,689	83.6		$1,679,507	82.1		$5,690,658	81.6		$6,589,342	80.4
New vehicle sales	44,544	3.0		76,210	3.7		261,940	3.8		370,603	4.5
Wholesale vehicle sales	137,233	9.3		223,875	10.9		779,785	11.2		985,048	12.0
Other sales and revenues	60,051	4.1		65,015	3.2		241,583	3.5		254,578	3.1
Net sales and operating revenues	1,470,517	100.0		2,044,607	100.0		6,973,966	100.0		8,199,571	100.0
Cost of sales	1,240,210	84.3		1,787,480	87.4		6,005,796	86.1		7,127,146	86.9
Gross profit	230,307	15.7		257,127	12.6		968,170	13.9		1,072,425	13.1
CarMax Auto Finance income (loss)	27,968	1.9		(962)	--		15,286	0.2		85,865	1.0
Selling, general and administrative
expenses	196,744	13.4		219,854	10.8		882,358	12.7		858,372	10.5
Gain on franchise disposition	--	--		--	--		--	--		740	--
Interest expense	1,026	0.1		1,945	0.1		6,086	0.1		4,955	0.1
Interest income	433	--		458	--		1,786	--		1,366	--
Earnings before income taxes	60,938	4.1		34,824	1.7		96,798	1.4		297,069	3.6
Provision for income taxes	23,415	1.6		12,995	0.6		37,585	0.5		115,044	1.4
Net earnings	$37,523	2.6		$21,829	1.1		$59,213	0.8		$182,025	2.2

Weighted average common shares:
Basic	217,747			216,705			217,537			216,045
Diluted	219,980			220,830			220,513			220,522

Net earnings per share:
Basic	$0.17			$0.10			$0.27			$0.84
Diluted	$0.17			$0.10			$0.27			$0.83

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands)

	February 28 2009	February 29 2008
ASSETS
Current assets:
Cash and cash equivalents	$140,597	$12,965
Accounts receivable, net	75,876	73,228
Auto loan receivables held for sale	9,748	4,984
Retained interest in securitized receivables	348,262	270,761
Inventory	703,157	975,777
Prepaid expenses and other current assets	10,112	19,210

Total current assets	1,287,752	1,356,925

Property and equipment, net	938,259	862,497
Deferred income taxes	103,163	67,066
Other assets	50,013	46,673

TOTAL ASSETS	$2,379,187	$2,333,161

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$237,312	$306,013
Accrued expenses and other current liabilities	55,793	58,054
Accrued income taxes	26,551	7,569
Deferred income taxes	12,129	17,710
Short-term debt	878	21,017
Current portion of long-term debt	158,107	79,661

Total current liabilities	490,770	490,024

Long-term debt, excluding current portion	178,062	227,153
Deferred revenue and other liabilities	117,288	127,058

TOTAL LIABILITIES	786,120	844,235

SHAREHOLDERS’ EQUITY	1,593,067	1,488,926

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,379,187	$2,333,161

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Fiscal Year Ended February 28 or 29
	2009	2008

Operating Activities:
Net earnings	$59,213	$182,025
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	54,741	46,615
Share-based compensation expense	35,436	33,467
Loss on disposition of assets	10,728	1,404
Deferred income tax benefit	(41,502)	(24,405)
Net (increase) decrease in:
Accounts receivable, net	(2,648)	(1,815)
Auto loan receivables held for sale, net	(4,764)	1,178
Retained interest in securitized receivables	(77,501)	(68,459)
Inventory	272,620	(139,661)
Prepaid expenses and other current assets	9,090	(4,148)
Other assets	647	1,360
Net (decrease) increase in:
Accounts payable, accrued expenses and other current
liabilities and accrued income taxes	(40,276)	14,561
Deferred revenue and other liabilities	(11,193)	37,398
Net cash provided by operating activities	264,591	79,520

Investing Activities:
Capital expenditures	(185,700)	(253,106)
Proceeds from sales of assets	34,341	1,089
Purchases of money market securities	(3,987)	(19,565)
Sales of investments available-for-sale	--	21,665
Purchases of investments available-for-sale	--	(7,100)
Net cash used in investing activities	(155,346)	(257,017)

Financing Activities:
(Decrease) increase in short-term debt, net	(20,139)	17,727
Issuances of long-term debt	789,800	972,300
Payments on long-term debt	(761,827)	(841,119)
Equity issuances, net	10,162	14,730
Excess tax benefits from share-based payment arrangements	391	7,369
Net cash provided by financing activities	18,387	171,007

Increase (decrease) in cash and cash equivalents	127,632	(6,490)
Cash and cash equivalents at beginning of year	12,965	19,455
Cash and cash equivalents at end of year	$140,597	$12,965

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